EXHIBIT A.5

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant ( X )
Filed by a Party other than the Registrant ( )


Check the appropriate line:

____      Preliminary Proxy Statement
____ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
_X__      Definitive Proxy Statement
____      Definitive Additional Materials
____      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12


                               AMEREN CORPORATION
                (Name of Registrant as Specified in its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate line):

_X__      No fee required.

____ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)        Title of each class of securities to which transaction applies:

2)        Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)        Proposed maximum aggregate value of transaction:

5)        Total fee paid:

____      Fee paid previously with preliminary materials.

____ Check line if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)        Amount previously paid:

2)        Form, Schedule or Registration Statement No.:

3)        Filing Party:

4)        Date Filed:

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT OF
AMEREN CORPORATION



      Time:     9:00 A.M.
                Tuesday
                April 22, 2003


      Place:    Powell Symphony Hall
                718 North Grand Boulevard
                St. Louis, Missouri




IMPORTANT

     Admission to the meeting will be by ticket only. If you plan to attend, please advise the Company in your proxy vote (by telephone or by checking the appropriate box on the proxy card). Persons without tickets will be admitted to the meeting upon verification of their stockholdings in the Company.





     Please vote by proxy (via telephone or the enclosed proxy card) even if you own only a few shares. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

        AMEREN CORPORATION


     We will hold the Annual Meeting of Stockholders of Ameren Corporation at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on Tuesday, April 22, 2003, at 9:00 A.M., for the purposes of

     (1)  electing Directors of the Company for terms ending in April 2004;

     (2)  considering  a  stockholder   proposal  relating  to  the  storage  of
          irradiated fuel rods at the Callaway Nuclear Plant; and

     (3)  acting on other proper business presented to the meeting.

     The Board of Directors of the Company presently knows of no other business to come before the meeting.

     If you owned shares of the Company's Common Stock at the close of business on March 11, 2003, you are entitled to vote at the meeting and at any adjournment thereof. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be assured.

     You may vote via telephone or, if you prefer, you may sign and return the enclosed proxy card in the enclosed envelope. Your prompt vote by proxy will reduce expenses. Instructions for voting by telephone are included with this mailing. If you attend the meeting, you may revoke your proxy by voting in person.

By order of the Chairman and the Board of Directors.


                                    STEVEN R. SULLIVAN
                                    Secretary

St. Louis, Missouri
March 14, 2003

PROXY STATEMENT OF AMEREN CORPORATION
(First sent or given to stockholders March 14, 2003)

Principal Executive Offices:
One Ameren Plaza
1901 Chouteau Avenue, St. Louis, MO 63103

     This solicitation of proxies is made by the Board of Directors of Ameren Corporation (the "Company" or "Ameren") for the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 22, 2003, and at any adjournment thereof.

     As a result of a merger effective December 31, 1997 (the "Merger"), the Company is a holding company, the principal first tier subsidiaries of which are Union Electric Company, d/b/a AmerenUE ("Union Electric"), Central Illinois
Public Service Company, d/b/a AmerenCIPS ("CIPS"), Ameren Services Company ("Ameren Services"), AmerenEnergy Resources Company ("AER"), and AmerenEnergy, Inc. AER is the parent company of AmerenEnergy Generating Company ("AEG"). On January 31, 2003, the Company concluded its acquisition from The AES Corporation of all of the common stock of CILCORP Inc. ("CILCORP") which owns, among other interests, Central Illinois Light Company, now d/b/a AmerenCILCO ("CILCO").


                                     VOTING

Who Can Vote

     The accompanying proxy card represents all shares registered in the name(s) shown thereon, including shares in the Company's DRPlus Plan. Participants in the Ameren Corporation Savings Investment Plans and the Ameren Corporation Long-Term Incentive Plan of 1998 will receive separate proxies for shares in such plans.

     Only stockholders of record at the close of business on the Record Date, March 11, 2003, are entitled to vote at the meeting. In order to conduct the meeting, holders of more than one-half of the outstanding shares must be present in person or represented by proxy so that there is a quorum. The voting securities of the Company on March 5, 2003 consisted of 160,684,002 shares of Common Stock. It is important that you vote promptly so that your shares are counted toward the quorum.

     In determining whether a quorum is present at the meeting, shares registered in the name of a broker or other nominee, which are voted on any matter, will be included. In tabulating the number of votes cast, withheld votes, abstentions, and non-votes by banks and brokers are not included.

     The Board of Directors has adopted a confidential voting policy for proxies.

How You Can Vote

     By Proxy. Before the meeting, you can give a proxy to vote your shares of the Company's Common Stock in one of the following ways:

     -  by calling the toll-free telephone number; or

     - by completing and signing the enclosed proxy card and mailing it in time to be received before the meeting.

     The telephone voting procedure is designed to confirm your identity and to allow you to give your voting instructions. If you wish to vote by telephone, please follow the enclosed instructions.

     If you mail us your properly completed and signed proxy card, or vote by telephone, your shares of the Company's Common Stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted as recommended by the Board - FOR the Board's nominees for Director Item (1) and AGAINST Item (2). On any other matters, the named proxies will use their discretion.

     In Person. You may come to the meeting and cast your vote there. Only stockholders of record at the close of business on the Record Date, March 11, 2003, are entitled to vote at the meeting.

How You Can Revoke Your Proxy

     You may revoke your proxy at any time after you give it and before it is voted by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the meeting.

                             ITEMS TO BE CONSIDERED

Item (1):  Election of Directors

     The Company's Board of Directors is currently comprised of twelve members. The membership was reduced from thirteen during 2002 upon the death of Director Thomas H. Jacobsen in July. Director James W. Wogsland is completing his Board service at the Annual Meeting pursuant to the Company's age policy for directors. Twelve directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The nominees designated by the Nominating and Corporate Governance Committee of the Board of Directors are listed below with information about their principal occupations and backgrounds. All of the nominees, except Mr. Douglas R. Oberhelman, are currently directors of the Company.

WILLIAM E. CORNELIUS

Retired Chairman of the Board of Directors and Chief Executive Officer of Union Electric. Mr. Cornelius joined Union Electric in 1962, held several management positions, and became President in 1980. In 1984 he became Chief Executive
Officer of Union Electric. In 1988 he was elected Chairman of the Board and served in that capacity until his retirement in 1994. He is a member of the Executive Committee, Contributions Committee and the Nominating and Corporate Governance Committee of the Board of Directors. Director of the Company since 1997. Age: 71.

CLIFFORD L. GREENWALT

Retired Vice Chairman of the Company and retired President and Chief Executive Officer of CIPSCO Incorporated and CIPS. Mr. Greenwalt joined CIPS in 1963, was elected a senior vice president in 1980, and was named President and CEO in 1989. He was elected Vice Chairman of Ameren upon the Merger. Mr. Greenwalt retired in January 1998. He is a member of the Executive and Contributions Committees of the Board. Director of the Company since 1997. Age: 70.

THOMAS A. HAYS

Retired Deputy Chairman of The May Department Stores Company, a nationwide retailing organization. Mr. Hays joined the May organization in 1969. He served as Vice Chairman from 1982 to 1985 and President from 1985 to 1993, when he became Deputy Chairman. He is a member of the Contributions Committee and the Human Resources Committee and since February 2003, the Nominating and Corporate Governance Committee of the Board. He was a member of the Executive Committee until February 2003. Director of the Company since 1997. Other directorships:
Leggett & Platt Incorporated. Age: 70.

RICHARD A. LIDDY

Retired Chairman of GenAmerica Financial Corporation, which provides life, health, pension, annuity and related insurance products and services. Mr. Liddy joined GenAmerica as President and Chief Operating Officer in 1988 and became Chairman of GenAmerica Financial Corporation in 1995. Mr. Liddy is a member of the Auditing Committee, Human Resources Committee and since February 2003, the Executive Committee of the Board. Director of the Company since 1997. Other directorships: Brown Shoe Company, Inc.; Ralcorp Holdings Inc.; Energizer Holdings, Inc.; CILCORP (since January 2003); CILCO (since January 2003). Age:
67.

GORDON R. LOHMAN

Retired Chairman and Chief Executive Officer of AMSTED Industries Incorporated, Chicago, Illinois, a manufacturer of railroad, construction, and general industrial products. Mr. Lohman was elected President of AMSTED Industries in 1988 and became Chief Executive Officer in 1990 and Chairman in 1997. Mr. Lohman is a member of the Executive and Human Resources Committees of the Board of Directors. Director of the Company since 1997. Other directorships: Fortune Brands, Inc. Age: 68.

RICHARD A. LUMPKIN

Chairman of Consolidated Communications, Inc., a telecommunications holding company. Mr. Lumpkin assumed his present position as Chairman of Consolidated Communications, Inc. on January 1, 2003 upon the acquisition of the former Illinois Consolidated Telephone Company from McLeodUSA Incorporated. Prior to the acquisition, Mr. Lumpkin had served as President of Illinois Consolidated Telephone Company since 1977 and also Chairman and Chief Executive Officer since 1990. As a result of a September 1997 merger, he also had served as Vice Chairman of McLeodUSA Incorporated until April 2002. In order to complete a recapitalization, McLeodUSA Incorporated filed, in January 2002, a prenegotiated plan of reorganization through a Chapter 11 bankruptcy petition filed in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA Incorporated's plan of reorganization became effective and it emerged from Chapter 11 protection. Mr. Lumpkin is a member of the Auditing Committee of the Board. Director of the Company since 1997. Other directorships: First Mid-Illinois Bancshares, Inc.; First Mid-Illinois Bank & Trust; CILCORP (since January 2003); CILCO (since January 2003). Age: 68.

JOHN PETERS MacCARTHY

Retired Chairman and Chief Executive Officer of Boatmen's Trust Company, which conducted a general trust business. Prior to being elected to such position in 1988, he served as President and Chief Executive Officer of Centerre Bank, N.A. He is a member of the Human Resources Committee, Nominating and Corporate Governance Committee and Executive Committee of the Board. Director of the Company since 1997. Other directorships: Brown Shoe Company, Inc. Age: 69.

HANNE M. MERRIMAN

Principal in Hanne Merriman Associates, Washington, D.C., retail business consultants. Ms. Merriman is a member of the Contributions Committee and Nominating and Corporate Governance Committee of the Board. Director of the Company since 1997. Other directorships: Ann Taylor Stores Corporation; US Airways Group, Inc.; State Farm Mutual Automobile Insurance Co.; The Rouse Company; T. Rowe Price Mutual Funds; Finlay Enterprises, Inc. Age: 61.

PAUL L. MILLER, JR.

President and Chief Executive Officer of P. L. Miller & Associates, a management consultant firm which specializes in strategic and financial planning for privately held companies and distressed businesses and in international business development. He is also a principal in a financial advisory firm for small to middle market companies. Mr. Miller has served as president of an international subsidiary of an investment banking firm, and for over 20 years was president of consumer product manufacturing and distribution firms. He is a member of the Executive and Auditing Committees of the Board. Director of the Company since 1997. Other directorships: CILCORP (since January 2003); CILCO (since January
2003). Age: 60.

CHARLES W. MUELLER

Chairman and Chief Executive Officer of the Company, Union Electric and Ameren Services and Chairman of CILCORP AND CILCO. Mr. Mueller began his career with Union Electric in 1961 as an engineer. He was named Treasurer in 1978, Vice President-Finance in 1983, Senior Vice President-Administrative Services in 1988, President in 1993 and Chief Executive Officer in 1994. Mr. Mueller was elected Chairman, President and Chief Executive Officer of Ameren upon the Merger. He relinquished his position as President of Ameren, Union Electric and Ameren Services in 2001. He was elected Chairman of CILCORP and CILCO in January 2003. He is a member of the Executive and Contributions Committees of the Board. Director of the Company since 1997. Mr. Mueller is Chairman of the Federal Reserve Bank of St. Louis. Other directorships: Union Electric (since 1993); CIPS (since 1997); CILCORP (since January 2003); CILCO (since January 2003); Angelica Corporation. Age: 64.

DOUGLAS R. OBERHELMAN

Group President of Caterpillar, Inc., the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Oberhelman joined Caterpillar in 1975. He held financial and marketing positions in North and South America before his appointment as Managing Director of Shin Caterpillar Mitsubishi Ltd. (Toyko) in 1991. He was elected a Vice President in 1995 when he served as the company's Chief Financial Officer. In 1998, he accepted leadership of Caterpillar's Engine Products Division. Mr. Oberhelman was elected a Group President in 2001 with responsibility for Caterpillar's Asia-Pacific Division, global purchasing, and financial and legal services. Age: 50.

HARVEY SALIGMAN

Partner of Cynwyd Investments, a family real estate partnership. Mr. Saligman also served in various executive capacities in the consumer products industry for more than 35 years. He is a member of the Auditing Committee of the Board. Director of the Company since 1997. Other directorships: CILCORP (since January
2003); CILCO (since January 2003). Age: 64.

     The twelve nominees for Director who receive the most votes will be elected. Stockholders may not cumulate votes in the election of directors.

     The Board of Directors knows of no reason why any nominee will not be able to serve as a Director. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the proxies may be voted for a substitute nominee approved by the Board.

Certain Relationships and Related Transactions

     The Board of Directors has determined that none of the Board nominees have a material relationship with the Company, except Mr. Charles W. Mueller who is the current Chairman and Chief Executive Officer of Ameren. Messrs. William E. Cornelius and Clifford L. Greenwalt, former officers of the Company or its affiliates, have been retired for over five years and are considered to no longer have a material relationship with Ameren.

     Mr. Douglas R. Oberhelman is an executive officer of Caterpillar Inc. which has commercial relationships with certain of the Company's subsidiaries (primarily the CILCORP companies) that provide regulated public utility energy services and unregulated energy services. During 2002, revenues from transactions with Caterpillar aggregated approximately $25 million excluding revenues from the supply of regulated public utility services and revenues based on competitive bid transactions. These transactions, many of which are for multiple year terms, were entered into at arms length and did not exceed 5% of Ameren's consolidated gross revenues for fiscal year 2002. Applying this percentage of revenues test, the Board of Directors has determined that Mr. Oberhelman does not have a material relationship with the Company. In 2003, an existing contract between an Ameren public utility subsidiary and Caterpillar for the supply of energy services will expire and is expected to be replaced with a multi-year contract with an unregulated Ameren subsidiary that will provide annual revenues of approximately $11 million. This transaction will not cause unregulated revenues from Caterpillar to exceed 5% of Ameren's consolidated gross revenues for fiscal year 2003.

Board Meetings, Age Policy, Board Committees, Executive Sessions of Non-employee Directors and Directors' Compensation

     Board Meetings - During 2002, the Board of Directors met seven times. All directors attended or participated in 75% or more of the aggregate number of meetings of the Board and the Board Committees of which they were members. Director Jacobsen passed away in July 2002. Mr. Jacobsen attended or participated in one of the four meetings of the Board of Directors (or 25%) and one of the two Auditing Committee meetings (or 50%) held before his death. Mr. Jacobsen was not a member of any other committee of the Board.

     Age Policy - Directors who attain age 72 prior to the date of an annual meeting cannot be designated as a nominee for election at such annual meeting. Director Wogsland is completing his Board service at the Annual Meeting pursuant to this age policy. In addition, the eligibility of former employees, except for an employee who has been elected Chief Executive Officer of Ameren, Union Electric or CIPS, is limited to the date upon which they retire, resign or otherwise sever active employment with the respective company.

     Board Committees - The Board of Directors has a standing Auditing Committee, Contributions Committee, Executive Committee, Human Resources Committee and Nominating and Corporate Governance Committee, the members of which are identified in the biographies above. The Auditing Committee, Human Resources Committee and Nominating and Corporate Governance Committee are comprised entirely of non-employee directors, each of whom are "independent" as defined by the New York Stock Exchange listing standards.

     The general functions of the Auditing Committee include: (1) reviewing with management and the independent accountants the adequacy of the Company's system of internal accounting controls; (2) reviewing the scope and results of the annual examination and other services performed by the independent accountants;
(3) reviewing with management and the independent accountants the Company's annual audited financial statements and recommending to the Board the inclusion of such financial statements in the Company's Annual Report on Securities and Exchange Commission (the "SEC") Form 10-K; (4) reviewing with management and the independent accountants the Company's quarterly financial statements; (5) reviewing with management and the independent accountants the Company's earnings press releases; (6) appointing, compensating and overseeing of independent accountants and pre-approving audit and other services they perform; and (7) reviewing the scope of audits and annual budget of the Company's internal auditors. The Auditing Committee regularly reviews its written charter and recommends to the Board of Directors changes to the charter. The Board adopted changes to the charter in 2003, in part to take into account the adoption of the Sarbanes-Oxley Act of 2002. A copy of the revised written charter of the Auditing Committee is attached hereto as Appendix A. The Auditing Committee held seven meetings in 2002.

     The Contributions Committee makes policies and recommendations with respect to charitable and other contributions. The Contributions Committee held two meetings in 2002.

     The Executive Committee has such duties as may be delegated to it from time to time by the Board and has authority to act on most matters concerning management of the business during intervals between Board meetings. The Executive Committee held six meetings in 2002.

     The Human Resources Committee considers the qualifications of executive personnel and recommends changes therein, reviews the compensation of the Chief Executive Officers and other officers of the Company and its subsidiaries and considers and acts on important policy matters affecting Company personnel. The Human Resources Committee held three meetings in 2002.

     The  Nominating  and Corporate  Governance  Committee  (renamed in December
2002) reviews and makes recommendations to the Board about the Company's governance processes, and considers and recommends for Board approval candidates for the Board of Directors, as recommended by management, other members of the Board, stockholders and other interested parties. For a description of the procedure to be followed by stockholders in submitting recommendations for director nominees, please refer to "Stockholder Proposals" on page 27 of this proxy statement. The Nominating and Corporate Governance Committee held two meetings in 2002.

     For information about the Company's corporate strategic planning process, including the Board's involvement in such process, and for the written charter of the Auditing Committee, please visit the Company's home page on the Internet
- http://www.ameren.com

     Executive Sessions of Non-employee Directors - The non-employee directors meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. The first of these executive sessions of non-employee directors was held in October 2002. Director John Peters MacCarthy has been chosen as lead director to preside at such executive sessions.

     Directors' Compensation - Directors who are employees of the Company do not receive compensation for their services as a Director.

     Each Director who is not an employee of the Company receives an annual retainer of $20,000, an annual award of 400 shares of the Company's Common Stock and a fee of $1,000 for each Board meeting and each Board Committee meeting attended.

     An optional deferred compensation plan available to Directors permits non-employee Directors to defer all or part of their annual retainer and meeting fees. Deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. Costs of the deferred compensation plan are expected to be recovered through the purchase of life insurance on the participants, with the Company being the owner and beneficiary of the insurance policies.

Item (2): Stockholder Proposal Relating to the Storage of Irradiated Fuel Rods at the Callaway Nuclear Plant

     Proponents of the stockholder proposal described below notified the Company of their intention to attend the 2003 Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any oral or written request for such information.

WHEREAS:
As long as the Callaway nuclear power plant operates, it will continue generating radioactively and thermally hot, irradiated fuel rods that must be cooled, after removal from the Reactor Vessel, and placed in wet storage in the on-site Spent Fuel Pool for at least five years before they can be moved.

In 2002 the President and the Congress approved the siting of a federal underground repository for irradiated fuel rods at Yucca Mountain, Nevada. The repository is not yet finally designed or licensed; its construction will not be completed until at least 2010. The nuclear industry describes Yucca Mountain as one single site where all the nation's irradiated fuel rods could be consolidated. However, since the irradiated rods of each plant must be kept at that plant's site temporarily, submerged in water, highly radioactive rods will continue to be scattered at operating plants nationwide as long as nuclear plants continue operating. The irradiated fuel rods must be kept isolated from the biosphere for hundreds of thousands of years.

Capacity at Yucca Mountain is limited by law. Older irradiated fuel rods now being stored at reactors older than Callaway will have priority for disposal space. There may not be room for a sizable amount of Callaway's fuel rods in this first national repository.

The US Nuclear Regulatory Commission has granted the Company permission to store far more irradiated rods in the Callaway Spent Fuel Pool than was intended in the pool's initial design. Robert Alvarez, a former Energy Department senior policy advisor, told a Senate hearing, "An attack against a spent fuel pool could drain enough water to cause a catastrophic radiological fire that cannot be extinguished." He cited a 1997 analysis that said such a fire could contaminate up to 188 square miles.

On February 7, 2002, Homeland Security Director Tom Ridge said that structural changes may be necessary to fortify nuclear plants against September 11 kinds of attacks, and other threats not previously considered. He said, "there may ultimately be some actual bricks and mortar adjustments that are made to some of these facilities."

Construction on-site at the Callaway Plant of a fortified bunker or other structure (below- or partially below-grade), that can be concealed from off-site locations and be safeguarded, may be essential for the interim storage on-site of Callaway's irradiated fuel rods.

RESOLVED:
In light of heightened public safety concerns, we request that the Company prepare a report, at reasonable cost, that outlines the current vulnerability and substantial risks of the interim storage of irradiated fuel rods at the Callaway Plant and that proposes measures to reduce those risks. A copy of the report, omitting proprietary and security information, should be available to shareholders on request by August 2003.

SUPPORTING STATEMENT

Ameren remains morally responsible and financially liable for Callaway, for securing its radioactive wastes, and for protecting its workers and the public into the indefinite future. We believe this study is essential for realistic and responsible economic and ethical planning.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM (2).

     In light of the extensive regulation by the Nuclear Regulatory Commission (the "NRC") on security issues at nuclear power plants and the proprietary nature of the security information requested by this proposal, the Board is of the opinion that developing information in the form requested is unnecessary and would increase expenses without a commensurate increase in relevant information.

     o In March 2002 the Honorable Edward McGaffigan, Jr., Commissioner - NRC stated: "Long before September 11, the NRC had put in place at commercial nuclear power plants the most robust security regime for any commercial facilities in this country." U.S. nuclear power plants, including the Callaway Plant, were the most secure of the nation's industrial facilities before September 11, 2001, and security programs have been significantly enhanced during the past year. In fact, nuclear power plants are one of the benchmarks for industrial security.

     o The nuclear power industry, including Callaway, has been closely working with the NRC and the Office of Homeland Security to develop a coordinated, seamless security system (including resources within and beyond the industry's direct control) that assures that plants are protected against any conceivable attack.

     o The industry has analyzed the potential impacts of aircraft attacks to nuclear plants and found that structures such as the containment building and spent fuel pool would not be breached by the aircraft impact.

     The Board believes that, considering the proprietary nature of the information requested, the extensive regulation of the Callaway Plant by the NRC and current on-going evaluations by the NRC and the Office of Homeland Security, there are no compelling reasons to make public additional studies of Callaway Plant security. Additional expenditures for such information would be imprudent, and therefore the Board recommends voting AGAINST ITEM (2).

     Passage of the proposal requires the affirmative vote of a majority of the votes cast.

Item (3):  Other Matters

     The Board of Directors does not know of any matter, other than the election of Directors and the proposal set forth above, which may be presented to the meeting.

                               SECURITY OWNERSHIP

     Security Ownership of More Than 5% Stockholders - Based on an amendment to a Schedule 13G filed with the SEC on February 12, 2003, AXA Financial, Inc., 1290 Avenue of the Americas, New York, NY 10104, had sole power to dispose or direct the disposition of 7,743,534 shares of the Company's Common Stock and sole or shared voting power over 5,613,740 of such shares. The total reported shares represented approximately 5% of the outstanding Common Stock of the Company on December 31, 2002 and 4.84% of the outstanding shares on February 1, 2003. Also filed on February 10, 2003, was an amendment to a Schedule 13G, for Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, which reported sole dispositive power over 11,083,100 shares of the Company's Common Stock and no voting power with respect to any such shares. The total reported shares represented approximately 7.2% of the outstanding Common Stock of the Company on December 31, 2002 and 6.9% of the outstanding shares on February 1, 2003. Pursuant to Rule 13d-4, Capital Research and Management Company disclaimed beneficial ownership of the reported shares.

     Security Ownership of Management - The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock as of February 1, 2003 for (i) each Director and nominee for Director of the Company, (ii) the Company's Chairman and Chief Executive Officer and the four other most highly compensated executive officers of the Company (and/or its subsidiaries) whose salary and bonus for the Company's 2002 fiscal year were in excess of $100,000 named in the Summary Compensation Table below (the "Named Executive Officers"), and (iii) all executive officers, Directors and nominees for Director as a group.

                                            Number of
                                            Shares of
                                          Common Stock             Percent
        Name                            Beneficially Owned<F1>      Owned<F2>

Paul A. Agathen                               87,898                  *
Warner L. Baxter                              35,945                  *
William E. Cornelius                          14,022                  *
Clifford L. Greenwalt                         18,767                  *
Thomas A. Hays<F3>                            11,666                  *
Richard A. Liddy                               9,279                  *
Gordon R. Lohman                               2,765                  *
Richard A. Lumpkin                             5,291                  *
John Peters MacCarthy                         11,566                  *
Hanne M. Merriman                              5,097                  *
Paul L. Miller, Jr.                            4,628                  *
Charles W. Mueller                           258,126                  *
Douglas R. Oberhelman                            -                    *
Gary L. Rainwater                             79,697                  *
Garry L. Randolph                             42,575                  *
Harvey Saligman                                5,566                  *
James W. Wogsland<F4>                          3,589                  *

All Directors, nominees for
Director and executive officers                                       *
as a group (47 persons)<F5>                1,181,716                  *

* Less than one percent

    <F1>  This column lists voting securities,  including  restricted stock held by executive officers over which the officers have voting power but no investment power. Also includes shares issuable within 60 days upon the exercise of stock options as follows: Mr. Agathen, 73,275; Mr. Baxter, 29,050; Mr. Mueller, 214,375; Mr. Rainwater, 56,575; and Mr. Randolph, 30,350. Reported shares include those for which a Director, nominee for Director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such Director, nominee for Director or executive officer does not claim beneficial ownership.
    <F2>  For each  individual  and  group  included  in the  table,  percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 159,716,534 shares of Common Stock outstanding on February 1, 2003 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of February 1, 2003, including, but not limited to, upon the exercise of options.
    <F3>  Director  Hays' shares are held by TMH  Investment  Co. Ltd., a family partnership of which he is the managing general  partner.
    <F4>  Director  Wogsland  is  completing  his Board  service  at the  Annual
          Meeting.
    <F5>  There are no family  relationships  between  any  Director,  executive officer, or person nominated or chosen by the Company to become a Director or executive officer except that Charles W. Mueller is the father of Michael G. Mueller, who is a Vice President of certain Company subsidiaries.

     The address of all persons listed above is c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

     Section 16(a) Beneficial Ownership Reporting Compliance - Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to send reports of their ownership of the equity securities of the Company and its subsidiaries and of changes in such ownership to the SEC and the New York Stock Exchange. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. To the best of the Company's knowledge, all required reports were filed on time and all transactions by the Company's directors and executive officers were reported on time during 2002, except that William Carr, Vice President of an Ameren subsidiary until his retirement on July 1, 2002, through an oversight, filed one late stock transaction report covering one transaction in Ameren Common Stock, and Samuel Willis, Vice President of an Ameren subsidiary, through an oversight, filed one late stock transaction report covering one transaction in Union Electric Preferred Stock.

                             EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Ameren Corporation Human Resources Committee Report on Executive Compensation shall not be deemed to be incorporated by reference into any such filings.

Ameren Corporation Human Resources Committee Report on Executive Compensation

     Ameren Corporation and its subsidiaries' (collectively referred to as "Ameren") goal for executive compensation is to approximate the median of the range of compensation paid by similar companies. Accordingly, the Human Resources Committee of the Board of Directors of Ameren Corporation, which is comprised entirely of non-employee Directors, makes annual reviews of the compensation paid to the executive officers of Ameren. The Committee's compensation decisions with respect to the five highest paid officers of Ameren Corporation and its principal subsidiaries are subject to approval by such company's Board of Directors. Following the annual reviews, the Committee authorizes appropriate changes as determined by the three basic components of the executive compensation program, which are:

     o    Base salary,

     o    A performance-based short-term incentive plan, and

     o    Long-term stock-based awards.

     First, in evaluating and setting base salaries for executive officers, including the Chief Executive Officers of Ameren Corporation and its subsidiaries, the Committee considers: individual responsibilities, including changes which may have occurred since the prior review; individual performance in fulfilling responsibilities, including the degree of competence and initiative exhibited; relative contribution to the results of operations; the impact of operating conditions; the effect of economic changes on salary structure; and comparisons with compensation paid by similar companies. Such considerations are subjective, and specific measures are not used in the review process.

     The  second   component  of  the  executive   compensation   program  is  a
performance-based Executive Incentive Compensation Plan established by the Ameren Corporation Board, which provides specific, direct relationships between corporate results and Plan compensation. For 2002, Ameren consolidated year-end earnings per share (EPS) target levels were set by the Human Resources
Committee. There were three EPS performance levels established for 2002. Threshold is the minimum EPS performance level that incentives will be funded; Target is the goal or desired level of EPS performance; and Maximum is the highest level of funding based on exceptional EPS performance. If EPS reaches at least the threshold target level, the Committee authorizes incentive payments with respect to the EPS performance level within prescribed ranges based on individual performance and degree of responsibility. If EPS fails to reach the threshold target level, no payments are made. Under the Plan, it is expected that payments to the Chief Executive Officers of Ameren Corporation and its subsidiaries will range from 0-90% of base salary. For 2002, actual payments ranged from 40% to 48% of base salary.

     The third component of the 2002 executive compensation program is the Long-Term Incentive Plan of 1998, which also ties compensation to performance. The Plan was approved by Ameren Corporation shareholders at its 1998 Annual Meeting and provides for the grant of options, restricted stock, performance awards, stock appreciation rights and other awards. The Human Resources Committee determines who participates in the Plan and the number and types of awards to be made. It also sets the terms, conditions, performance requirements and limitations applicable to each award under the Plan. Since 2001, awards have been exclusively in the form of restricted stock. Awards under the 1998 Plan have been at levels that approximate the median of the range of awards granted by similar companies.

     In determining the reported 2002 compensation of the Chief Executive Officers, as well as compensation for the other executive officers, the Human Resources Committee considered and applied the factors discussed above. Further, the reported compensation reflects a level of achievement exceeding the threshold but short of the next higher target level in 2002 EPS. Authorized compensation for the Company's executive officers fell within the ranges of those paid by similar companies.

                                      Human Resources Committee:

                                      John Peters MacCarthy,
                                      Chairman
                                      Thomas A. Hays
                                      Richard A. Liddy
                                      Gordon R. Lohman

Compensation Tables

     The following tables set forth compensation information, for the periods indicated, for the Company's Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries. No options were granted in fiscal year 2002 to any Named Executive Officer.


                           SUMMARY COMPENSATION TABLE

                                                          Long-Term
                        Annual Compensation          Compensation Awards
                        -------------------          -------------------
                                                   Restricted   Securities
Name and                                               Stock  Underlying        All Other
Principal                                              Awards    Options        Compen-
Position<F1>       Year   Salary($) Bonus($)<F2>       ($)<F3>     (#)           sation($)<F4>
---------------    ----   --------- ------------       ------   ---------

C. W. Mueller      2002    730,000   350,400          620,500       -            137,075
Chairman and       2001    700,000   277,200          594,991       -            146,651
Chief Executive    2000    660,000   235,200             -       108,100          79,421
Officer, Ameren,
Union Electric
and Ameren
Services

G. L. Rainwater    2002    500,000   200,000          375,020       -             22,237
President and      2001    446,667   139,430          251,997       -             24,762
Chief Operating    2000    400,000   115,200             -        32,600           9,450
Officer, Ameren,
Union Electric
and Ameren
Services;
President and
Chief Executive
Officer, CIPS

G. L. Randolph     2002    309,000    93,936          185,385       -             17,496
Senior Vice        2001    291,000    74,900          174,594       -             20,062
President,         2000    276,000    78,700             -        14,100          11,729
Union Electric,
CIPS and AEG

P. A. Agathen      2002    296,000    89,984          177,608       -             44,840
Senior Vice        2001    285,000    69,600          171,019       -             37,167
President,         2000    272,000    71,800             -        32,600          27,408
Union Electric,
CIPS, Ameren
Services and
AEG

                                       17


                     SUMMARY COMPENSATION TABLE (Cont.)

                                                          Long-Term
                        Annual Compensation          Compensation Awards
                        -------------------          -------------------
                                                   Restricted   Securities
Name and                                               Stock  Underlying        All Other
Principal                                              Awards    Options        Compen-
Position<F1>       Year   Salary($) Bonus($)<F2>       ($)<F3>     (#)           sation($)<F4>
---------------    ----   --------- ------------       ------   ---------

W. L. Baxter       2002    293,333   128,000          168,003        -             3,408
Senior Vice        2001    248,000    61,600           92,784        -             5,095
President (Chief   2000    220,000    47,000             -        14,100           4,634
Financial Officer),
Ameren, CIPS,
Union Electric,
Ameren Services,
and AEG


<F1> Includes   compensation   received   as  an   officer  of  Ameren  and  its
     subsidiaries.
<F2> Amounts for each fiscal year represent bonus  compensation  earned for that year  payable  in the  subsequent  year.
<F3> This column is based on the closing  market price of Ameren Common Stock on the date the restricted stock was awarded (for 2002, $42.50 per share on February 8, 2002 and for 2001, $41.57 per share on February 9, 2001). The aggregate number of restricted shares of Ameren Common Stock held at December 31, 2002 and the value of such holdings, based on the number of restricted shares for which restrictions have not lapsed times the closing market price at December 31, 2002 ($41.57 per share), was 31,663 shares and $1,316,231 for Mr. Mueller; 16,213 shares and $673,974 for Mr. Rainwater; 9,374 shares and $389,677 for Mr. Randolph; 9,082 shares and $377,539 for Mr. Agathen; and 6,717 shares and $279,226 for Mr. Baxter. Upon the achievement of certain Company performance levels, restricted shares vest equally over a seven-year period from the date of grant (one-seventh on each anniversary date). The vesting period is reduced from seven years to three years if Ameren's ongoing earnings per share achieve a prescribed growth rate over the three-year period. Restricted stock that would otherwise vest remain restricted until prescribed minimum stock ownership levels are satisfied by the Named Executive Officer. Dividends declared on restricted shares are reinvested in additional shares of Ameren Common Stock, which vest concurrently with the restricted shares. The Named Executive Officers are entitled to voting privileges associated with the restricted shares to the extent the restricted shares have not been forfeited.
<F4> Amounts include  matching  contributions  to the Company's  401(k) plan and above-market earnings on deferred compensation. For fiscal year 2002, amount includes (a) matching contributions to the Company's 401(k) plan and
     (b) above-market earnings on deferred compensation, as follows:

                                    (a)           (b)

               C. W. Mueller      $8,455       $105,600
               G. L. Rainwater     8,312          6,798
               G. L. Randolph      8,519          5,391
               P. A. Agathen       8,481         32,472
               W. L. Baxter            -          2,311

     For fiscal year 2002, amount also includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officer, as follows:

               C. W. Mueller              $23,020
               G. L. Rainwater              7,127
               G. L. Randolph               3,586
               P. A. Agathen                3,887
               W. L. Baxter                 1,097



                       AGGREGATED OPTION EXERCISES IN 2002
                             AND YEAR-END VALUES<F1>

                                                                                          Value of
                           Shares                       Unexercised                     In-the-Money
                          Acquired      Value             Options                          Options
                             on        Realized        at Year End(#)                 at Year End($)<F2>
     Name                Exercise(#)     ($)       Exercisable   Unexercisable    Exercisable   Unexercisable
     ----                -----------   --------    -----------   -------------    -----------   -------------
C. W. Mueller                -            -          168,525        134,675         739,802       1,173,236

G. L. Rainwater              -            -           41,450         44,850         200,020         342,384

G. L. Randolph               -            -           24,150         18,350         102,991         143,860

P. A. Agathen                -            -           58,150         44,850         235,926         342,384

W. L. Baxter                 -            -           22,850         18,350          95,887         143,860



<F1> No options were granted by the Company in 2002.
<F2> These  columns  represent  the excess of the closing price of the Company's
     Common Stock of $41.57 per share, as of December 31, 2002, above the exercise price of the options. The amounts under the Exercisable column report the "value" of options that are vested and therefore could be exercised. The Unexercisable column reports the "value" of options that are not vested and therefore could not be exercised as of December 31, 2002.

Ameren Retirement Plan

     Most salaried employees of Ameren and its subsidiaries earn benefits under the Ameren Retirement Plan immediately upon employment. Benefits generally become vested after five years of service. On an annual basis a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's pensionable earnings for the year. Pensionable earnings equals base pay, overtime and annual bonuses, which are equivalent to amounts shown as "Annual Compensation" in the Summary Compensation Table. The applicable percentage is based on the participant's age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage is credited to the participant's account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998).

Participant's Age     Regular Credit for      Transition Credit
on December 31     Pensionable Earnings*   Pensionable Earnings    Total Credits
-----------------  ---------------------   --------------------    -------------

Less than 30                3%                      1%                   4%

30 to 34                    4%                      1%                   5%

35 to 39                    4%                      2%                   6%

40 to 44                    5%                      3%                   8%

45 to 49                    6%                     4.5%                 10.5%

50 to 54                    7%                      4%                   11%

55 and over                 8%                      3%                   11%


* An additional regular credit of 3% is received for pensionable earnings above the Social Security wage base.

     These accounts also receive interest credits based on the average yield for one-year U.S. Treasury Bills for the previous October, plus 1%. In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Ameren Retirement Plan as of January 1, 1998. When a participant terminates employment, the amount credited to the participant's account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution. Benefits are not subject to any deduction for Social Security or other offset amounts.

     In certain cases pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the Internal Revenue Code. A
Supplemental Retirement Plan is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such Code limitations were not in effect and the reduced benefit payable as a result of such Code limitations. The plan is unfunded and is not a qualified plan under the Internal Revenue Code.

     The following table shows the estimated annual retirement benefits, including supplemental benefits, which would be payable to each Named Executive Officer listed if he were to retire at age 65 at his 2002 base salary and annual bonus, and payments were made in the form of a single life annuity.

    Name             Year of 65th Birthday     Estimated Annual Benefit

C. W. Mueller              2003                         $349,000

G. L. Rainwater            2011                          180,000

G. L. Randolph             2013                          158,000

P. A. Agathen              2012                           86,000

W. L. Baxter               2026                          135,000


                   ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Change of Control Severance Plan

     Under the Ameren Corporation Change of Control Severance Plan, designated officers of Ameren and its subsidiaries, including the Named Executive Officers, are entitled to receive severance benefits if their employment is terminated under certain circumstances within three years after a "change of control". A "change of control" occurs, in general, if (i) any individual, entity or group acquires 20% or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren; (ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of Ameren, or who have been approved by a majority of the Board, cease for any reason to constitute a majority of the Board; or (iii) Ameren enters into certain business combinations, unless certain requirements are met regarding continuing ownership of the outstanding Common Stock and voting securities of Ameren and the membership of its Board of Directors.

     Severance benefits are based upon a severance period of two or three years, depending on the officer's position. An officer entitled to severance will receive the following: (a) salary and unpaid vacation pay through the date of termination; (b) a pro rata bonus for the year of termination, and base salary and bonus for the severance period; (c) continued employee welfare benefits for the severance period; (d) a cash payment equal to the actuarial value of the additional benefits the officer would have received under Ameren's qualified and supplemental retirement plans if employed for the severance period; (e) up to $30,000 for the cost of outplacement services; and (f) reimbursement for any excise tax imposed on such benefits as excess payments under the Internal Revenue Code.

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Auditing Committee Report and the Performance Graph on page 25 shall not be deemed to be incorporated by reference into any such filings.


                            AUDITING COMMITTEE REPORT

     The Auditing Committee reviews Ameren Corporation's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2002 Annual Report on SEC Form 10-K with Ameren's management and the independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     The Auditing Committee has discussed with the independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Auditing
Committee has discussed with the independent accountants, the accountants' independence from Ameren and its management including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, received from the independent accountants. To ensure the independence of the accountants, Ameren has instituted monitoring processes at both the internal management level and the Auditing Committee level. At the management level, a vice president and the corporate controller is required to review and pre-approve all engagements of the independent accountants for any category of services. In addition, the corporate controller is required to provide to the Auditing Committee at each of its meetings a written description of all services performed by the independent accountants and the corresponding fees. The monitoring process at the Auditing Committee level includes a requirement that the Committee pre-approve the use of the independent accountants to perform any category of services. At each Auditing Committee meeting, the Committee will receive separate reports from the independent accountants and the corporate controller concerning audit fees and fees paid to the independent accountants for all other services rendered, with a description of the services performed. The Auditing Committee has considered whether the independent accountants' provision of the services covered under the captions "Independent Accountants" - "Audit-Related Fees", "Tax Fees", "Financial Information Systems Design and Implementation Fees" and "All Other Fees" in the proxy statement is compatible with maintaining the accountants' independence and has concluded that the accountants' independence has not been impaired by their engagement to perform these services.

     In reliance on the reviews and discussions referred to above, the Auditing Committee recommended to the Board of Directors that the audited financial statements be included in Ameren's Annual Report on SEC Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                                      Auditing Committee:

                                      Harvey Saligman, Chairman
                                      Richard A. Liddy
                                      Richard A. Lumpkin
                                      Paul L. Miller, Jr.
                                      James W. Wogsland

                                PERFORMANCE GRAPH

                         5 Year Cumulative Total Return

                Ameren Corporation, S&P 500 Index, EEI Index<F1>
    Value of $100 invested 01/02/98<F2>, including reinvestment of dividends

            YEAR     1998      1999      2000      2001      2002
            ----     ----      ----      ----      ----      ----
AEE                 104.24     85.74    129.73    126.00    131.45
S&P 500             128.76    155.98    141.65    124.83     97.24
EEI Index           113.89     92.71    137.18    125.12    106.69



<F1>Edison Electric Institute Index of 100 investor-owned electric utilities.
<F2>Ameren Common Stock initially began trading on January 2, 1998, after the completion of the Merger on December 31, 1997.

Note: Ameren management consistently cautions that the stock price performance shown in the graph above should not be considered indicative of potential future stock price performance.

                             INDEPENDENT ACCOUNTANTS

Fiscal Year 2002

     PricewaterhouseCoopers LLP served as the independent accountants for Ameren and its subsidiaries in 2002 (excluding CILCORP and CILCO acquired in 2003). Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Audit Fees:

     The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for (i) the audit of the consolidated annual financial statements of Ameren included in Ameren's Annual Report to Shareholders (and incorporated by reference in Ameren's Form 10-K) and the annual financial statements of its subsidiaries included in their Forms 10-K for fiscal year 2002; (ii) the reviews of the quarterly financial statements included in the Forms 10-Q of Ameren and its subsidiaries for such fiscal year; and (iii) for comfort letters and assistance with and review of documents filed with the SEC, were $740,400. All but $17,500 of the fees have been billed through January 31, 2003.

     Fees billed by PricewaterhouseCoopers LLP for audit services rendered to Ameren and its subsidiaries during the 2001 fiscal year totaled $547,000.

Audit-Related Fees:

     The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for audit-related services rendered to Ameren and its subsidiaries during the 2002 fiscal year totaled $345,200. All but $55,500 of the fees have been billed through January 31, 2003. Such services consisted of :
(i) employee benefit plan audits - $109,000; (ii) assistance in responding to SEC comment letters - $45,800; (iii) Ameren Energy EBIT audit - $32,250; (iv) Illinois required audits - $19,500; (v) project development accounting consultations - $8,900; (vi) sale-leaseback accounting treatment letter - $2,500; (vii) CILCORP acquisition assistance - $25,000; (viii) CILCORP due diligence assistance - $98,500; and (ix) stock transfer/registrar review - $3,750.

     Fees billed by PricewaterhouseCoopers LLP for audit-related services rendered to Ameren and its subsidiaries during the 2001 fiscal year totaled $279,750.

Tax Fees:

     The aggregate fees billed by PricewaterhouseCoopers LLP for tax services rendered to Ameren and its subsidiaries during the 2002 and 2001 fiscal years totaled $65,500 and $209,100, respectively.

Financial Information Systems Design and Implementation Fees:

     Ameren and its subsidiaries did not engage PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation during the 2002 and 2001 fiscal years.

All Other Fees:

     The aggregate fees billed or expected to be billed to Ameren by PricewaterhouseCoopers LLP during the 2002 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $99,800. Such services consisted of (i) state regulatory commission rate case support - $48,300; (ii) reference materials - $1,500; and (iii) internal audit services pursuant to a 2001 engagement - $50,000.

     Fees billed by PricewaterhouseCoopers LLP for all other services rendered to Ameren and its subsidiaries during the 2001 fiscal year totaled $1,068,430.

Fiscal Year 2003

     The Auditing Committee of the Board of Directors, the present members of which are identified under "Item (1): Election of Directors" and in the Auditing Committee Report, at its meeting in February 2003, selected PricewaterhouseCoopers LLP as the Company's independent accountants for 2003.


                              STOCKHOLDER PROPOSALS

     Any stockholder proposal intended for inclusion in the proxy material for the Company's 2004 Annual Meeting of Stockholders must be received by November 15, 2003.

     In addition, under the Company's By-Laws, stockholders who intend to submit a proposal in person at an Annual Meeting, or who intend to nominate a Director at a meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the meeting. A copy of the By-Laws can be obtained by written request to the Secretary of the Company.

                                  MISCELLANEOUS

     In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of stock of the Company. Proxies may be solicited by Directors, officers and key employees of the Company on a voluntary basis without compensation. The Company will bear the cost of soliciting proxies on its behalf.

                             ----------------------


A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED, WITHOUT CHARGE, TO STOCKHOLDERS OF THE COMPANY UPON WRITTEN REQUEST TO STEVEN R. SULLIVAN, SECRETARY, P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149.

FOR UP-TO-DATE INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY'S SEC FORMS 10-K, 10-Q AND 8-K, PLEASE VISIT THE COMPANY'S HOME PAGE ON THE INTERNET - http://www.ameren.com

AMEREN CORPORATION                                                    APPENDIX A
AUDITING COMMITTEE CHARTER

PURPOSE

     The Auditing Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board. The Auditing Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and the management of the Company. In discharging this oversight role, the Auditing Committee is empowered to investigate any matter brought to its attention, with full power to retain external auditors, outside counsel or other experts for this purpose.

AUDITING COMMITTEE COMPOSITION AND MEETINGS:

     The Auditing  Committee  shall be  comprised of three or more  directors as determined by the Board, each of whom shall satisfy the independence requirements of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. The Chair and members of the Auditing Committee will meet the applicable requirements of the Securities and Exchange Commission and the New York Stock Exchange. Auditing Committee members shall not simultaneously serve on the audit committees of more than two additional audit committees of other public companies, unless the Board determines that service by any member of the Auditing Committee on more than two additional audit committees of other public companies (other than Ameren controlled companies) would not impair the ability of such member to effectively serve on Ameren's Auditing Committee. Directors' fees (including fees for attendance at meetings of committees of the Board) are the only compensation that an Auditing Committee member may receive from the Company.

     The Board shall appoint the Chair and the other members of the Audit Committee annually, considering the recommendation of the Nominating & Corporate Governance Committee. If an Auditing Committee Chair is not designated or present, the members of the Auditing Committee may, subject to the provisions of the preceding paragraph, designate a Chair by majority vote of the Auditing Committee membership.

     The Chair shall be responsible for leadership of the Auditing Committee, including overseeing the agenda, presiding over the meetings and reporting to the Board. If the Chair is not present at a meeting, the members of the Auditing Committee may designate a Chair. The Auditing Committee shall meet at least four times each year (or more frequently if circumstances require) and hold such other meetings from time to time as may be called by its Chair, the Chief Executive Officer or any two members of the Committee. Meetings may also be held telephonically or actions may be taken by unanimous written consent. A majority of the members of the Auditing Committee shall constitute a quorum of the Committee. The vote of a majority of the members of the full Auditing Committee shall be the act of the Committee. Except as expressly provided in this Charter or the By-laws of the Company or as required by law, regulations or NYSE listing standards, the Auditing Committee shall fix its own rules of procedure.

AUDITING COMMITTEE AUTHORITY, DUTIES AND RESPONSIBILITIES

     1. The Auditing Committee is directly responsible for the appointment, compensation and oversight of the work of the independent accountants employed by the Company (including resolution of disagreements between management and the accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Auditing Committee.

     2. The Auditing Committee shall have the sole authority to appoint or replace the independent accountants that audit the financial statements of the Company. The Auditing Committee shall have the ultimate authority and responsibility to evaluate the performance of the independent accountants and, where appropriate, replace the independent accountants. In the process, the Auditing Committee will discuss and consider the accountants' written affirmation that the accountants are in fact independent, will discuss the nature and rigor of the audit process, receive and review all reports and will provide to the independent accountants full access to the Auditing Committee (and the Board) to report on any and all appropriate matters.

     3. The Auditing Committee shall ensure that the independent accountants submit on a quarterly basis to the Auditing Committee a statement delineating all relationships between the independent accountants and the Company and actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the accountants' objectivity and independence; and, if deemed appropriate by the Auditing Committee, recommend that the Board of Directors take appropriate action to ensure the independence of the accountants.

     4. The Auditing Committee shall review with the independent accountants and with the internal auditors the proposed scope of the annual audit (including planning, staffing, budget, locations and reliance upon management), past audit experience, the Company's internal audit program, recently completed internal audits and other matters bearing upon the scope of the audit. The Auditing Committee shall approve all audit engagement fees and terms and other significant compensation to be paid to the independent accountants as well as approve all non-audit engagements with the independent accountants. The Auditing Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Auditing Committee.

     5. The Auditing Committee shall review and discuss with management and the independent accountants the annual audited financial statements to be included in the Company's Form 10-K filing, including matters regarding accounting and auditing principles as well as internal controls that could have a significant effect on the Company's financial statements and any other matters required to be discussed by the Statement on Auditing Standards No. 61, as modified or supplemented, relating to the conduct of the audit, prior to the filing of the Company's Form 10-K. The Auditing Committee shall also recommend to the Board that the Company's annual financial statements, together with the report of their independent accountants as to their examination, be included in the Company's Form 10-K.

     6. The Auditing Committee shall review and discuss with management and the independent accountants the Company's quarterly financial statements and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as modified or supplemented, prior to the filing of the Company's Form 10-Q, including the results of the independent accountants' reviews of the quarterly financial statements to the extent applicable.

     7. The Auditing Committee shall review and discuss with management and the independent accountants, as applicable, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent accountants and the management's response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent accountants' activities or on access to requested information and management's response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures derivatives and liquidity exposures, on the financial statements of the Company; (f) earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information), as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies; and (g) suggestions or recommendations of the independent accountants or the internal auditors regarding any of the foregoing items.

     8. The Auditing Committee shall obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants' internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountants and the Company. The Auditing Committee shall evaluate the qualifications, performance and independence of the independent accountants, including a review and evaluation of the lead partner of the independent accountant and taking into account the opinions of management and the Company's internal auditors.

     9. The Auditing Committee shall, commencing in 2004, ensure that the lead audit partner of the independent accountants and the concurring audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002, and further consider rotation of the independent accountant firm itself.

     10. The Auditing Committee shall recommend to the Board policies for the Company's hiring of employees or former employees of the independent accountants who were engaged on the Company's account (recognizing that the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company's audit as an employee of the independent accountants during the preceding one-year period).

     11. The Auditing Committee shall discuss with the independent accountants any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement.

     12. The Auditing Committee shall obtain and review disclosures made by the Company's principal executive officer and principal financial officer regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company's disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

     13.  The  Auditing   Committee  shall  meet  on  a  regular  basis  with  a
representative or representatives of the internal auditors of the Company and review the reports of the internal auditors.

     14. The Auditing Committee shall review the independent accountants' assessment of the Company's internal controls and internal auditing function.

     15. The Auditing Committee shall review the appointment, replacement, reassignment or dismissal of the internal audit manager or approve the retention of, and engagement terms for, any third party provider of internal audit services.

     16. The Auditing Committee shall maintain and review annually procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     17.  In  conjunction  with  management,  the  internal  auditors,  and  the
independent  accountants,   the  Auditing  Committee  shall  review  significant
financial risks to the Company and the steps taken to manage such risks.

     18. The Auditing Committee shall review policies and procedures related to officers' expense accounts and perquisites, including use of corporate assets.

     19. The Auditing Committee shall review legal and regulatory matters that may have a material effect on financial statements, related Company compliance policies, and reports to regulators.

     20. The Auditing Committee shall meet separately with internal auditors, independent accountants and management at least quarterly.

     21.  The  Auditing   Committee  shall  regularly   report  its  significant
activities and actions to the Board of Directors.

     22. The Auditing Committee shall prepare a report for inclusion in the Company's annual proxy statement as required by rules of the Securities and Exchange Commission and submit it to the Board for approval.

     23. The Auditing Committee shall annually review the performance of the Auditing Committee.

     24. The Auditing Committee shall review and reassess the adequacy of this Charter on an annual basis and submit any recommended changes to the Board for approval.

     25. The Auditing Committee shall review any reports of the independent accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the independent accountants any information with respect to illegal acts in accordance with Section 10A.

While the Auditing Committee has the authority, duties and responsibilities set forth in this Charter, the Auditing Committee's function is one of oversight. The Company's management is responsible for preparing the Company's financial statements and, along with the internal auditors, for developing and maintaining systems of internal accounting and financial controls, while the independent accountants will assist the Auditing Committee and the Board in fulfilling their responsibilities for their review of these financial statements and internal controls. The Auditing Committee expects the independent accountants to call to their attention any accounting, auditing, internal accounting control, regulatory or other related matters that they believe warrant consideration or action. The Auditing Committee recognizes that the financial management and the internal and outside accountants have more knowledge and information about the Company than do Auditing Committee members. Consequently, in carrying out its oversight responsibilities, the Auditing Committee does not provide any expert or special assurance as to the Company's financial statements or internal controls or any professional certification as to the independent accountants' work.



                   --- THANK YOU FOR YOUR PROMPT ATTENTION ---

                              FOLD AND DETACH HERE


/ X /  Please mark votes        This proxy will be voted as specified below.  If no direction is made, this proxy will be voted for
       as in this example.      FOR all nominees listed on the reverse side and as recommended by the Board on the other item listed below.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ITEM 1.    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.
----------------------------------------------------    --------------------------------------------------------
    FOR all nominees           WITHHOLD AUTHORITY                                                                    ATTENDANCE CARD
    (except as listed below)   all nominees                                                                             REQUESTED

                                                                          FOR    AGAINST    ABSTAIN
ITEM 1       /   /                  /   /               ITEM 2           /  /     /  /       /  /
ELECTION OF                                             REPORT ON
DIRECTORS                                               STORAGE OF
                                                        IRRADIATED FUEL
FOR ALL EXCEPT:___________________________              RODS AT CALLAWAY

                                                                                                                             SEE
                                                                                                                             REVERSE
                                                                        DATED______________________2003                      SIDE


                                                                       SIGNATURE - Please sign exactly as name appears hereon.


                                                                       CAPACITY (OR SIGNATURE IF HELD JOINTLY)

                                                                       Share registered in the name of a Custodian or Guardian must be signed by such.  Executors, administrators, trustees, etc.
                                                                       should so indicate when signing.

AMEREN CORPORATION                                                         PROXY
P.O. BOX 66149, ST. LOUIS, MISSOURI  63166-6149



       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 2003

The undersigned hereby appoints CHARLES W. MUELLER, GARY L. RAINWATER and STEVEN
R. SULLIVAN, and any of them, each with the power of substitution, as proxy for the undersigned, to vote all the shares of capital stock of AMEREN CORPORATION represented hereby at the Annual Meeting of Stockholders to be held at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on April 22, 2003 at 9:00 A.M., and at any adjournment thereof, upon all matters that may be submitted to a vote of stockholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy form and in their discretion on any other matter that may be submitted to a vote of stockholders.

   NOMINEES FOR DIRECTOR - WILLIAM E. CORNELIUS, CLIFFORD L. GREENWALT,  THOMAS
                           A. HAYS, RICHARD A. LIDDY, GORDON R. LOHMAN, RICHARD
                           A. LUMPKIN, JOHN PETERS MacCARTHY, HANNE M. MERRIMAN, PAUL L. MILLER, JR., CHARLES W. MUELLER, DOUGLAS R. OBERHELMAN and HARVEY SALIGMAN

Please vote, date and sign on the reverse side hereof and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

                                SEE REVERSE SIDE